Exhibit 10.26

ITT Educational Services, Inc. Senior Executive Severance Plan

1.	Purposes

This document, to be known as the ITT Educational Services, Inc. Senior Executive Severance Plan, has been established by the Company as of the date set forth in Section 11, and it replaces and supersedes the ESI Special Senior Executive Severance Pay Plan and the ESI Senior Executive Severance Pay Plan, which have been terminated. The Plan provides Severance Benefits to certain key executives of the Company whose employment terminates under certain conditions following an Acceleration Event or during an Imminent Acceleration Event Period. The capitalized words and terms used throughout the Plan are defined in Section 9.

The purpose of the Plan is to reinforce and encourage the continued attention and dedication of Severance Executives to their assigned duties, without distraction in the face of potentially disruptive circumstances arising from the possibility of an Acceleration Event. The accomplishment of this purpose is in the best interest of the Company and its shareholders.

2.	Covered Employees

This Plan covers Severance Executives.

3.	Entitlement to Severance Benefits

(a)          Subject to the provisions of Subsection 3(b), the Company will pay to a Severance Executive the applicable Severance Benefits set forth in Section 4 if (i) during an Imminent Acceleration Event Period, or within two (2) years after an Acceleration Event, the Company terminates a Severance Executive's employment with the Company other than for Cause, or (ii) within two (2) years after an Acceleration Event, the Severance Executive terminates his or her employment with the Company for Good Reason and the conditions described in the following sentence are satisfied. A Severance Executive will be entitled to Severance Benefits upon his or her termination of employment for Good Reason within two (2) years following an Acceleration Event only if all of the following additional conditions are satisfied:

(A)

the Severance Executive provides written notice to the Company of the existence of the condition claimed to constitute Good Reason within ninety (90) calendar days of the initial existence of the condition;

(B)	the Company does not remedy the condition within thirty (30) calendar days of the Company's receipt of the written notice described in clause (A); and

(C)	the Severance Executive terminates his or her employment with the Company during the six (6) month period following the expiration of the cure period described in clause (B) above.

(b)          Notwithstanding any other provision of this Plan, a Severance Executive will not be eligible for any Severance Benefits under this Plan unless both of the following conditions are satisfied:

(i)

The Severance Executive timely signs, and does not timely revoke, a General Release, in substantially the form attached as Exhibit A (which may be amended from time to time in accordance with Section 8). The Severance Executive must sign the General Release by the deadline communicated to him or her in writing. If a Severance Executive is age 40 or older, and thereby covered by the ADEA, the Severance Executive will have a period of either 21 or 45 days, as specified in the General Release, to consider the General Release before signing it and the Severance Executive will be advised to consult an attorney before signing the General Release. If the Severance Executive is subject to the ADEA, he or she will also have the right to revoke the General Release within the Revocation Period. A Severance Executive must wait until his or her employment has terminated to sign a General Release. The Plan Administrator will not accept from any Severance Executive a General Release signed before the Severance Executive has terminated employment with the Company.

(ii)	The Severance Executive signs a Noncompetition Agreement, substantially in the form attached as Exhibit B (which may be amended from time to time in accordance with Section 8).
4.	Severance Benefits
(I)	Severance Benefits for Severance Executives in Band A shall be as follows:
(a)

Severance Pay. Severance Pay in a total amount equal to the sum of (i) three (3) times the highest annual base salary rate paid (whether or not deferred) to the Severance Executive at any time during the three (3) year period immediately preceding the Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period), and (ii) three (3) times the highest bonus paid or awarded (whether or not deferred) to the Severance Executive in any of the three (3) years preceding the Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period), including, among the bonuses taken into account for this purpose, any bonus paid or awarded by reason of an Acceleration Event, without regard to whether such bonus is paid (whether or not deferred) during such three (3) year period or after an Acceleration Event.

(b)

Savings Plan Lump Sum Amount. A lump sum amount equal to three (3) times the product of (i) and (ii), where (i) is the highest annual base salary rate paid (whether or not deferred) to the Severance Executive at any time during the three (3) year period immediately preceding the Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period), and (ii)

is the highest percentage rate of Company contributions (including matching contributions) with respect to the Severance Executive under the Savings Plans at any time during the three (3) year period immediately preceding the Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period).

(c)

Welfare Coverage Stipend. A lump sum stipend equal to the sum of (i) thirty-six (36) times the monthly COBRA premium that, as of the date of the Severance Executive's termination of employment, is charged to COBRA qualified beneficiaries for the same coverage options and levels of medical, prescription drug, dental, and vision coverage that the Severance Executive had in effect under the Company's welfare plans immediately prior to his or her termination of employment; and (ii) thirty-six (36) times the full monthly premium payable to the Company's life insurance carrier for the type and level of life insurance coverage (including, if applicable, dependent life insurance coverage) in effect for the Severance Executive immediately prior to the Severance Executive's termination of employment. The Welfare Coverage Stipend shall be payable irrespective of whether or not the Severance Executive or any of his or her eligible family members elects COBRA continuation coverage or conversion or continuation of life insurance coverage, whether or not coverage is continued for the maximum permissible period, or whether or not the Severance Executive receives welfare benefits coverage from another employer. Payment of the Welfare Coverage Stipend will not in any way extend or modify the Severance Executive's continuation coverage rights under COBRA or any similar continuation coverage law or welfare benefit plan provision.

(d)

Gross-Up Payment. In the event that the Payments paid or payable to or for the benefit of a Severance Executive in Band A would be subject to any Excise Tax, then, in accordance with the provisions of this Subsection 4.I.(d), the Company will pay to the Severance Executive a Gross-Up Payment in an amount such that, after the Severance Executive's payment of all federal, state and local taxes (including any interest, penalties, additional tax, or similar items imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, the Severance Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. An initial determination as to whether a Gross-Up Payment is required pursuant to this Subsection 4.I.(d), and the amount of any such Gross-Up Payment, will be made at the Company's expense by an Accounting Firm selected by the Company and reasonably acceptable to the Severance Executive. The Accounting Firm will provide its determination, together with detailed supporting calculations and documentation, to the Company and the Severance Executive within ten (10) business days after the date on which the Severance Executive terminates employment with the Company. The determination will be final, binding, and conclusive on the Company and the Severance Executive, and the Company will pay the Gross-Up Payment, if any, to the Severance Executive, in accordance with the Accounting Firm's determination, within five (5) business days after the Company's receipt of the Accounting Firm's determination, except that no Gross-Up Payment shall be paid prior to the expiration of the applicable Revocation Period or in the event the

Severance Executive revokes the General Release during the Revocation Period. For purposes of determining the amount of the Gross-Up Payment, the Severance Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Severance Executive's residence on the date of his or his termination of employment with the Company, net of the maximum reduction in federal income taxation that would be obtained from deduction of those state and local taxes. Notwithstanding anything in this Subsection 4.I.(d) to the contrary, in the event that, according to the Accounting Firm's determination, an Excise Tax will be imposed on the Payments, the Company will pay to the applicable governmental taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payments in accordance with applicable law. Notwithstanding any of the foregoing provisions of this Subsection 4.I.(d), any Gross-Up Payment due under this Subsection shall be paid by no later than March 15 of the calendar year following the calendar year in which the Severance Executive’s termination of employment with the Company occurs.

(II)	Severance Benefits for Severance Executives in Band B shall be as follows:
(a)

Severance Pay. Severance Pay in a total amount equal to the sum of (i) two (2) times the highest annual base salary rate paid (whether or not deferred) to the Severance Executive at any time during the three (3) year period immediately preceding the Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period), and (ii) two (2) times the highest bonus paid or awarded (whether or not deferred) to the Severance Executive in any of the three (3) years preceding an Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period), including, among the bonuses taken into account for this purpose, any bonus paid or awarded by reason of an Acceleration Event, without regard to whether such bonus is paid (whether or not deferred) during such three (3) year period or after an Acceleration Event.

(b)

Savings Plan Lump Sum Amount. A lump sum amount equal to two (2) times the product of (i) and (ii), where (i) is the highest annual base salary rate paid (whether or not deferred) to the Severance Executive at any time during the three (3) year period immediately preceding the Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period), and (ii) is the highest percentage rate of Company contributions (including matching contributions) with respect to the Severance Executive under the Savings Plans at any time during the three (3) year period immediately preceding the Acceleration Event (or, in the case of a termination of employment that occurs prior to an Acceleration Event, the three (3) year period immediately preceding the first day of the Imminent Acceleration Event Period).

(c)

Welfare Coverage Stipend. A lump sum stipend equal to the sum of (i) twenty-four (24) times the monthly COBRA premium that, as of the date of the Severance Executive's termination of employment, is charged to COBRA qualified beneficiaries for the same coverage options and levels of medical, prescription drug, dental, and vision coverage that the Severance Executive had in effect immediately prior to his or her termination of employment; and (ii) twenty-four (24) times the full monthly premium payable to the Company's life insurance carrier for the type and level of life insurance coverage (including, if applicable, dependent life insurance coverage) in effect for the Severance Executive immediately prior to the Severance Executive's termination of employment. The Welfare Coverage Stipend shall be payable irrespective of whether or not the Severance Executive or any of his or her family members elects COBRA continuation coverage or conversion or continuation of life insurance coverage, whether or not coverage is continued for the maximum permissible period, or whether or not the Severance Executive receives welfare benefits coverage from another employer. Payment of the Welfare Coverage Stipend will not in any way extend or modify the Severance Executive's continuation coverage rights under COBRA or any similar continuation coverage law or welfare benefit plan provision.

(d)

Limitation on Severance Benefits. Notwithstanding anything to the contrary contained in this Plan, in the event that the total Payments to a Severance Executive in Band B pursuant to this Plan or otherwise in connection with an Acceleration Event would otherwise exceed the amount that could be received by the Severance Executive without the imposition of an Excise Tax (the “Safe Harbor Amount”), then the value of the Payments will be reduced to the Safe Harbor Amount, but only if, by reason of that reduction, the Net After-Tax Benefit to the Severance Executive would exceed the Net After-Tax Benefit to the Severance Executive if no such reduction was made. For purposes of this Subsection 4.II.(d), the determination of whether any portion of the Payments would be subject to an Excise Tax, and the determinations of the Safe Harbor Amount and the greater Net After-Tax Benefit, will be made at the Company's expense by an Accounting Firm selected by the Company and reasonably acceptable to the Severance Executive. For purposes of those determinations, the value of any non-cash benefit or any deferred payment or benefit included in the Payments will be determined by the Accounting Firm in accordance with the principles of Code Section 280G(d)(3) and (4). In the event that the Payments to a Severance Executive must be reduced pursuant to this Subsection 4.II.(d), the nature (cash or non-cash) and the source (the Plan or any other plan, agreement, or arrangement) of the Payments to be reduced first will be as directed by the Severance Executive. In the event a Severance Executive receives Payments that, according to the Accounting Firm, are subject to an Excise Tax, the Company will pay to the applicable governmental taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payments in accordance with applicable law.

5.	Form and Time of Payment of Severance Benefits

Except as otherwise provided in this Section 5, the Severance Benefits due to a Severance Executive will be paid in a lump sum cash payment within thirty (30) calendar days after the date on which the Severance Executive's employment with the Company is terminated, or, if later, on the first business day after expiration of the applicable Revocation Period (provided that the Severance Executive does not revoke the General Release during the Revocation Period), but in no case will payment be made later than March 15 of the calendar year following the calendar year in which the Severance Executive’s termination of employment with the Company occurs. Payment of any amount due under Subsection 4.I.(d) will be paid as provided in that Subsection. Severance Benefits are intended to be short-term deferrals exempt from Code Section 409A, but in the event that any portion of the Severance Benefits due to a Severance Executive constitutes deferred compensation within the meaning of Code Section 409A, and the Severance Executive, at the time of his or her termination of employment, is a Specified Employee, then payment of the portion of the Severance Benefits that constitutes deferred compensation will be delayed until the first business day following the date that is six (6) calendar months after the date of the Severance Executive's termination of employment with the Company (or, if earlier, the date of the Severance Executive's death following his or her termination of employment).

6.	Administration of Plan

The Compensation Committee or its designee will be the Plan Administrator and will have the exclusive right and discretionary authority to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate, and decide any and all matters arising under this Plan, including but not limited to the right to determine claims and appeals under Section 7. Subject to applicable federal and state law, all interpretations and decisions by the Plan Administrator will be final, conclusive, and binding on all affected parties.

7.	Claims and Appeals Procedures

If a Severance Executive (or his or her beneficiary) believes that he or she is entitled to a benefit under the Plan that has not been paid, or to a different benefit than what has been paid, he or she may file a written claim for the benefit with the Plan Administrator. If any claim for benefits is denied, in whole or in part, the claimant will be given written notice of the denial within ninety (90) days following receipt of the claim. The notice will include (i) the specific reason or reasons for the denial; (ii) specific reference to the pertinent Plan provision(s) on which the denial was based; (iii) a description of any additional material or information necessary for the claimant to perfect the claims and an explanation of why that material is necessary, and (iv) an explanation of the Plan's claims review procedures. If special circumstances require an extension of time for processing the claim, written notice of the extension will be furnished to the claimant prior to the end of the initial ninety (90) day period following receipt of the claim. If the claim has not been granted, and a written notice of the denial of the claim is not furnished, within ninety (90) days after receipt of the claim, the claim may be treated as denied for purposes of proceeding to the claims review procedure described in the following paragraph.

A claimant or his or her authorized representative may request review of a denied claim within sixty (60) days after receipt of written notification of denial of a claim (or, if timely notice of denial is not given, within sixty (60) days after expiration of the ninety (90) day response period described in the preceding paragraph). To request review of the denial, the claimant or his or her authorized representative must submit a written request for review to the Plan Administrator. In connection with the request for review, the claimant or his or her authorized representative may review pertinent documents in the Plan Administrator's possession or control and submit issues and comments in writing to the Plan Administrator within the sixty (60) days period following receipt of written notice of the claim denial. Not later than sixty (60) days after receipt of the request for review, the Plan Administrator will render and furnish to the claimant a written decision, which will include specific reasons for the decision and make specific reference to the pertinent Plan provision(s) on which the decision is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension.

If the claimant disputes the Plan Administrator's decision on review, the dispute will be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Notwithstanding the foregoing, if the claimant believes the claims procedure or dispute resolution mechanism provided under this Section 7 would be futile, the claimant, in his or her sole discretion, may elect to pursue his or her rights under the Plan pursuant to Section 502 of ERISA.

The Company shall bear the expense of any enforcement proceeding brought by a Severance Executive (or his or her beneficiary) under this Section 7 and shall reimburse the claimant for all of his or her reasonable costs and expenses relating to such enforcement proceeding, including, without limitation, reasonable attorney's fees and expenses, provided that the claimant is the prevailing party in the proceeding. For purposes of the preceding sentence, the trier of fact in the enforcement proceeding will be asked to make a determination as to the reimbursement of the claimant's costs and expenses as a prevailing party under the Plan. In no event shall the claimant be required to reimburse the Company for any costs or expenses relating to the enforcement proceeding.

If a claimant is entitled to payment or reimbursement of fees and expenses pursuant to the preceding paragraph, payment or reimbursement will be made within fifteen (15) business days after receipt of the claimant's written request for payment or reimbursement, accompanied by such evidence of fees and expenses as the Company may reasonably require, but the claimant may not submit such a request until the dispute has been finally resolved (either by agreement or by an order or judgment that is not subject to appeal or with respect to which all appeals have been exhausted). Notwithstanding the forgoing, any payment pursuant to this paragraph must be made no later than the end of the calendar year following the calendar year in which the dispute is finally resolved by a legally binding settlement or nonappealable judgment or order.

8.	Termination or Amendment

ESI may make a Plan Change at any time, except that, during an Imminent Acceleration Event Period or following an Acceleration Event, no Plan Change that would adversely affect any Severance Executive may be made without the prior written consent of the affected Severance Executive.

9.	Definitions

"Acceleration Event" means any of the following: (i) a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any Person, other than ESI or an ESI Subsidiary or any employee benefit plan sponsored by ESI or an ESI Subsidiary, is the beneficial owner directly or indirectly of 20% or more of the outstanding shares of the Stock; (ii) any Person, other than ESI or an ESI Subsidiary, or any employee benefit plan sponsored by ESI or an ESI Subsidiary, purchases shares pursuant to a tender offer or exchange offer to acquire any Stock (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifteen (15) percent or more of the outstanding Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the stockholders of ESI approve (A) any consolidation or merger of ESI in which ESI is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger of ESI in which holders of Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as they had in the Stock immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ESI, or (iv) a change in a majority of the members of the Board of Directors of ESI occurring within a twelve (12) month period, unless the election or nomination for election by ESI's stockholders of each new director during that twelve (12) month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of that twelve (12) month period.

"Accounting Firm" means an accounting firm that is designated as one of the five largest accounting firms in the United States (which may include the Company's independent auditors).

"Act" means the Securities Exchange Act of 1934, as amended.

"ADEA" means the Age Discrimination in Employment Act of 1967, as amended.

"Board" means the Board of Directors of ESI.

"Cause" means, with respect to a Severance Executive, action by the Severance Executive involving willful malfeasance or the Severance Executive's failure to act involving material nonfeasance that would have a materially adverse effect on the Company. An act or omission on the part of the Severance Executive shall not be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the interest of the Company.

"COBRA" means the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended, and any health care continuation coverage available or provided pursuant to that law.

"Code" means the Internal Revenue Code of 1986, as amended, and interpretive rules and regulations.

"Company" means, collectively, ESI and all ESI Subsidiaries. After an Acceleration Event, the "Company" also includes any successors to ESI and the ESI Subsidiaries and any affiliates of those successors.

"Compensation Committee" means the Compensation Committee of the Board.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ESI" means ITT Educational Services, Inc. After an Acceleration Event, "ESI" also includes any successor to ESI.

"ESI Subsidiary" means a subsidiary company of ESI. After an Acceleration Event, an "ESI Subsidiary" also includes any successor to an ESI Subsidiary.

"Excise Tax" means the excise tax imposed by Section 4999 of the Code, or any successor to that provision, and any interest or penalties incurred by a Severance Executive with respect to that excise tax.

"General Release" means a written document, substantially in the form attached to this Plan as Exhibit A (as it may be amended from time to time in accordance with Section 8), intended to create a binding agreement between the Company and a Severance Executive pursuant to which the Severance Executive, as a condition of receiving Severance Benefits under the Plan, agrees to release the Company and certain related entities and individuals from all claims that the Severance Executive has or may have against any or all of them that arise on or before the date on which the Severance Executive signs the General Release, including, without limitation, claims under the ADEA.

"Good Reason" means, with respect to a Severance Executive, one or more of the following conditions, arising without the Severance Executive's consent: (i) a material diminution in the Severance Executive's base compensation; (ii) a material diminution in the Severance Executive's authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the person to whom the Severance Executive is required to report (including, for example, a requirement that a Severance Executive who previously reported to the Board instead report to a corporate officer or employee); (iv) a material diminution in the budget over which the Severance Executive retains authority; (v) a material change in the geographic location at which the Severance Executive must perform services; and (vi) if the terms and conditions of a Severance Executive's employment are governed by an agreement, any other action or inaction that constitutes a material breach by the Company of the agreement.

"Gross-Up Payment" means, with respect to a Severance Executive in Band A, the additional payment described in Subsection 4.I.(d).

"Imminent Acceleration Event Period" means the period (a) beginning on the first to occur of (i) a public announcement (whether by advertisement, press release, press interview, public statement, Securities and Exchange Commission filing, or otherwise) of a proposal or offer that, if consummated, would be an Acceleration Event, (ii) the making to a director or executive officer of the Company a written proposal that, if consummated, would be an Acceleration Event, or (iii) approval by the Board or the stockholders of ESI of a transaction that, upon closing, would be an Acceleration Event; and (b) ending upon the first to occur of (i) a public announcement that the prospective Acceleration Event contemplated by the events described in clause (a) has been terminated or abandoned, (ii) the occurrence of the contemplated Acceleration Event, or (iii) 18 months after the beginning of the Imminent Acceleration Event Period.

"Net After-Tax Benefit" means, with respect to the total Payments or the Safe Harbor Amount, whichever is applicable, that amount net of all applicable federal, state, and local income and employment taxes and Excise Taxes. The Net After-Tax Benefit will be determined in accordance with the assumptions, principles, and other applicable provisions of Subsection 4.II.(d).

"Noncompetition Agreement" means a written agreement substantially in the form attached to this Plan as Exhibit B (as it may be amended from time to time in accordance with Section 8).

"Payments" means any payments or distributions by the Company in the nature of compensation to or for the benefit of a Severance Executive in connection with an Acceleration Event (with an Acceleration Event being defined for this purpose as a "change" described in Code Section 280G(b)(2)(A)(i) (I) or (II)), whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under Subsection 4.I.(d). The following will not be treated as Payments with respect to a Severance Executive: (i) any payment or benefits the receipt or enjoyment of which the Severance Executive effectively waived in writing prior to the date of his or her termination of employment; and (ii) any payment that, in the opinion of the Accounting Firm, does not constitute a "parachute payment" within the meaning of Code Section 280G(b)(2). In determining the extent to which amounts constitute "parachute payments" within the meaning of Code Section 280G(b)(2), the Accounting Firm will make a reasonable determination of the value to be assigned to the restrictive covenant in effect for the Severance Executive pursuant to the Noncompetition Agreement, and the amount of the Severance Executive's potential parachute payment under Code Section 280G will be reduced by the value of the restrictive covenant to the extent consistent with Code Section 280G.

"Person" means a person within the meaning of Section 13(d) of the Act.

"Plan" means the ITT Educational Services, Inc. Senior Executive Severance Plan.

"Plan Administrator" means the Compensation Committee or its designee.

"Plan Change" means an amendment to or termination of the Plan.

"Revocation Period" means, with respect to a Severance Executive, the period of time during which the Severance Executive may revoke the General Release. If a Severance Executive is covered by the ADEA, the Executive's Revocation Period, which will be specified in the General Release, will be at least seven (7) calendar days from the date on which the Severance Executive signs the General Release. If a Severance Executive is not covered by the ADEA (for example, because he or she is under age 40), and there is no Revocation Period specified in the Severance Executive's General Release, then the Severance Executive's Revocation Period will be zero (0) days and will be deemed to expire on the day on which the Severance Executive signs the General Release.

"Safe Harbor Amount" has the meaning given such term in Subsection 4.II.(d).

"Savings Plan Lump Sum Amount" means, with respect to a Severance Executive, the Severance Benefits described in Subsection 4.I.(b) or 4.II.(b), whichever is applicable to the Severance Executive.

"Savings Plans" means the ESI 401(k) Plan and the ESI Excess Savings Plan and any successors to those plans.

"Severance Benefits" means the benefits described in Section 4.

"Severance Executive" means a full-time regular salaried employee and officer of the Company who is in either Band A or Band B. The Severance Executives in Band A include any Chief Executive Officer of ESI; and the Severance Executives in Band B include any officer below the level of Chief Executive Officer of ESI and above the level of Vice President of ESI.

"Severance Pay" means, with respect to a Severance Executive, the Severance Benefits described in Subsection 4.I.(a) or 4.II.(a), whichever is applicable to the Severance Executive.

"Specified Employee" has the meaning given in Code Section 409A(a)(2)(B)(i). The determination of which individuals are Specified Employees will be made in accordance with such rules and practices, consistent with Code Section 409A and interpretive regulations, as are established from time to time by the Board, or its designee, in its discretion.

"Stock" means the common stock, $0.01 par value, of ESI.

"Welfare Coverage Stipend" means, with respect to a Severance Executive, the Severance Benefit described in Subsection 4.I.(c) or 4.II.(c), whichever is applicable to the Severance Executive.

10.	Miscellaneous

The Severance Executive shall not be entitled to any notice of termination from the Company or pay in lieu of such notice.

Severance Benefits under this Plan will be paid entirely by the Company from its general assets.

This Plan is not a contract of employment, does not guarantee the Severance Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Severance Executive at any time.

If a Severance Executive dies while any amount is still payable to the Severance Executive under the Plan, all such amounts shall be paid in accordance with this Plan to the Severance Executive's designated heirs or, in the absence of such designation, to the Severance Executive's estate.

The numbered paragraph headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision will, to the full extent consistent with law, remain in full force and effect.

This Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable, and will be construed accordingly. In construing or interpreting any vague or ambiguous provision of the Plan, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable standards for nonqualified deferred compensation plans established by Code Section 409A. Any provision that would cause the Plan or any benefits provided under it to fail to satisfy Code Section 409A will have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. For purposes of this Plan, a Severance Executive will not be treated as having terminated employment with the Company until he or she has incurred a separation from service within the meaning of Code Section 409A.

11.	Adoption Date

The Plan was adopted by ESI on October 22, 2007 ("Adoption Date") and does not apply to any termination of employment that occurred or was communicated to any Severance Executive prior to the Adoption Date.

Exhibit A

GENERAL RELEASE

I am a participant in the ITT Educational Services, Inc. Senior Executive Severance Plan (the "Plan") and have terminated employment with ITT Educational Services, Inc. and its subsidiaries (the "Company") under circumstances that will entitle me to certain severance benefits (the "Severance Benefits") under the Plan, provided I meet the applicable conditions specified in the Plan. I understand that, under the terms of the Plan, I will only be able to receive the Severance Benefits in consideration for my signing this General Release ("Release").

I hereby acknowledge and agree to the following:

[I will have ___________(__) days [21 days for individual terminations, 45 days for group terminations] from the date I receive this Release to consider and sign it. If I do not return this signed Release in ____________ (__) days, the Company will consider this my refusal to sign, and I will not receive the Severance Benefits. If I do sign this Release, it will not be effective for a period of seven (7) days, during which time I can change my mind and revoke my signature. To revoke my signature, I must notify the Company in writing within seven (7) days of the date I signed this Release.] [To be used for individuals age 40 or older.]

By signing this Release, I am giving up my right to sue ITT Educational Services, Inc. and any and all affiliates, parent companies and subsidiaries, and their past, present, and future officers, directors, employees, and agents (together, the "Releasees") based upon any act or event occurring prior to my signing this Release. Without limitation, I specifically release the Releasees from any and all claims arising out of my employment and termination, including claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and any and all federal, state, and local laws.

By signing this Release, I am NOT giving up my right to appeal a denial of a claim for benefits submitted under any health coverage (medical, dental, vision, and prescription drug coverage), life insurance or disability program maintained by the Company, nor am I giving up any claim for benefits under the terms of any pension or retirement plan maintained by the Company. Also, I am not giving up my right to file for unemployment insurance benefits at the appropriate time if I so choose, and my signing of this Release will not affect my rights, if any, to any coverage by workers' compensation insurance. In addition, this Release will not affect any benefits to which I am entitled under the Plan or any claim arising out of the enforcement of the Plan. I also am not giving up any right to indemnification or directors and officers liability insurance coverage and benefits to which I am entitled under applicable law, the Company's articles of incorporation or by-laws or any agreements, or under which I have been covered.

My signature below acknowledges that I have read the above, understand what I am signing, and am acting of my own free will. The Company has advised me to consult with an attorney and any other advisors of my choice prior to signing this Release.

Signature:_____________________________	Date:_____________________________

Print Name:___________________________

Witness:______________________________

Exhibit B

FORM OF NONCOMPETITION AGREEMENT

This Non-Competition Agreement ("Agreement") is made and entered into as of [**date**] by and between ITT EDUCATIONAL SERVICES, INC., a corporation having its principal place of business in Carmel, Indiana (the "Company"), and [**NAME**] ("Executive").

Recitals

A.	Executive has been employed with the Company in an executive capacity.

B.           During Executive's employment with the Company, Executive has had access to and has acquired trade secrets and confidential information of the Company.

C.           Executive is a participant in that certain ITT Educational Services, Inc. Senior Executive Severance Plan (the "Severance Plan").

D.           Executive's employment with the Company will terminate or has terminated effective as of [**date**] under circumstances that make Executive eligible for benefits under the Severance Plan. As a condition to Executive's entitlement to benefits under the Severance Plan, Executive must enter into this Agreement.

E.           Executive is willing to enter into this Agreement for the protection of the Company in exchange for Executive's receipt of benefits under the Severance Plan.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, the Executive's receipt of benefits under the Severance Plan, the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.            Acknowledgment. Executive acknowledges that: (a) the Company is engaged in a highly competitive business; (b) Executive has served the Company in an executive and/or high-level managerial capacity; (c) Executive has had access to and has gained knowledge of substantial trade secrets and confidential information of the Company; and (d) the covenants and restrictions contained in this Agreement are reasonably necessary to protect the legitimate interests of the Company.

2.            Non-Disclosure of Confidential Information. As used in Sections 2 and 3 of this Agreement, the term "Company" means and includes not only ITT Educational Services, Inc. but also any subsidiary of ITT Educational Services, Inc. and/or any other affiliate entity that controls, is controlled by, or is under common control with, ITT Educational Services, Inc., provided that Executive has provided services for the benefit of or has received or had access to confidential information concerning such subsidiary or affiliate. As used in this Agreement, the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company and its business, including, but not limited to, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to customers, pricing information, cost information, financial information, personnel information, contract information, data compilations, information received from third parties that the Company is obligated to keep confidential, and information about prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Executive in rendering services for the Company. Executive acknowledges that the Confidential Information is a valuable, special and unique asset of the Company. For as long a period of time as permitted by applicable law, and in any event for a period of at least three (3) years after the termination of Executive's employment with the Company, Executive will not, except as may be authorized in writing by the Company, use or disclose to others any of the Confidential Information. Executive agrees that the Company owns the Confidential Information and Executive has no rights, title or interest in any of the Confidential Information. Executive will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Executive's possession or subject to Executive's custody or control. Executive's non-disclosure obligations hereunder shall continue as long as the Confidential Information remains confidential, and shall not apply to any information which Executive is required by law or judicial process to disclose or which becomes generally publicly available through no fault or action of Executive or others who were under confidentiality obligations with respect to such information.

3.            Non-Competition Covenants. Executive agrees to the following non-competition covenants:

a.         During the Restricted Time Period, Executive will not within the Restricted Geographic Area be employed by, work for, consult with, lend assistance to, or engage in any Competitive Business (i) in the same or similar capacity or function to that in which Executive worked for the Company, (ii) in any executive or managerial capacity (iii) in any consulting capacity or function or (iv) in any other capacity in which Executive's knowledge of the Company's Confidential Information would facilitate or support Executive's work for the Competitive Business. For purposes of this Agreement, the term "Restricted Time Period" means the twelve (12) month period immediately after the termination of Executive's employment with the Company. For purposes of this Agreement, the term "Restricted Geographic Area" means each of the States of the United States of America. For purposes of this Agreement, the term "Competitive Business" means any for-profit entity that is engaged in the business of providing post-secondary education with annual revenues of at least $100 million and that is competitive with the business of the Company. Executive acknowledges that the foregoing restriction is reasonable given (x) the position in which Executive has been employed with the Company, (y) the Company's business is national in scope, and (z) Executive, for or on behalf of a Competitive Business, could compete effectively with the Company from any location in the United States. Notwithstanding the restrictions contained in this Section 3.a, if a Competitive Business has multiple divisions, units or segments, some of which are not engaged in providing post-secondary education, Executive may work for or consult with only that division, unit or segment that is not engaged in providing post-secondary education, provided that (I) Executive first provides the Company with a written notice describing in reasonable detail Executive's position with and anticipated activities for the Competitive Business, which such written notice also includes an assurance that Executive's affiliation with and work for the Competitive Business will relate only to the non-competitive division, unit or segment and will not involve any activities that are competitive with the Company, and (II) Executive's affiliation with and/or work for the non-competitive division, unit or segment of the Competitive Business would not likely cause Executive to inevitably use and/or disclose any Confidential Information.

b.        During the Restricted Time Period, Executive will not (i) solicit, recruit, hire, employ or attempt to hire or employ any person who is an employee of the Company, (ii) assist any person or entity in the recruitment or hiring of any person who is an employee of the Company, (iii) urge, induce or seek to induce any person to terminate his/her employment with the Company, or (iv) advise, suggest to or recommend to any person or entity that it employ or solicit for employment any person who is an employee of the Company.

c.         During the Restricted Time Period, Executive will not urge, induce or seek to induce any of the Company's customers, independent contractors, subcontractors, consultants, business partners, licensors, licensees, vendors, suppliers or others with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company, or to cancel, withdraw, reduce, limit or in any manner modify any such person's or entity's business with, or representation of, the Company.

d.        During the Restricted Time Period, Executive will not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or any of its affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company, or any of its affiliates, or any of its or their respective officers or directors; provided, however, nothing herein shall prevent Executive from providing any information that may be compelled by law.

e.         Executive acknowledges and agrees that the non-competition covenants contained in Section 3 of this Agreement prohibit Executive from engaging in certain activities on Executive's own behalf or on behalf of or in conjunction with any person or entity, regardless whether Executive is acting as an employee, owner, independent contractor, consultant or advisor and regardless whether Executive is acting directly or indirectly.

f.         In the event Executive violates any non-competition covenant contained in Section 3 of this Agreement, the duration of such non-competition covenant shall automatically be extended by the length of time during which Executive was in violation of such covenant, including, but not limited to, an extension for the period from the date of Executive's first violation until an injunction is entered enjoining such violation.

4.            Cooperation. During the Restricted Time Period, Executive agrees and covenants that if the Company desires Executive to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company or any of its affiliated entities, Executive will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony. The Company agrees to reimburse Executive for all necessary and reasonable out-of-pocket expenses Executive incurs in connection with such matters. Should Executive be served with a subpoena in any legal proceeding relating to the Company or any of its affiliates, Executive agrees: (a) to inform the Company immediately of the subpoena; (b) to reasonably cooperate with the Company and its attorneys in responding to such subpoena and in preparing for any hearings, depositions or other formal process by which evidence is taken or received; and (c) to provide truthful testimony in response to questions that are within the scope of proper discovery.

5.            Severability; Reformation of Restrictions. The covenants and restrictions in this Agreement are separate and divisible, and to the extent any covenant, provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, the Company and Executive acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. If any particular covenant, provision or portion of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any non-competition or non-disclosure covenant, provision, or clause, the Company and Executive acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The Company and Executive agree that any court interpreting any non-competition or non-disclosure provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.

6.            Remedies. Executive recognizes that a breach or threatened breach by Executive of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, specific performance, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of monetary damages from Executive. In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Executive all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails.

7.            Governing Law; Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to any conflict of law principle (whether of the State of Indiana or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Indiana. This Agreement is intended, among other things, to supplement the provisions of the Indiana Uniform Trade Secrets Act, as amended from time to time. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Hamilton County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts; provided, however, the Company may, in its sole discretion, elect to bring an action or claim relating to or arising from this Agreement in the county or federal district where any breach by Executive occurred or where Executive resides.

8.            Successors and Assigns. The Company shall have the right to assign this Agreement. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization. Executive shall not have the right to assign this Agreement.

9.            Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings or representations, oral or written, on the subjects addressed herein. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Executive and a duly authorized officer of the Company specifically designated by the Company's Board of Directors.

10.          No Waiver. The failure of the Company to insist in any one or more instances upon such performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

11.          Voluntary Agreement. Executive acknowledges that: (a) Executive has been given ample time to consider this Agreement; (b) Executive has been given the opportunity to consult with an attorney or other advisor if Executive so chooses; and (c) Executive is knowingly and voluntarily entering into this Agreement.

12.          Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one agreement.

                              [Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first hereinabove stated.

EXECUTIVE	ITT EDUCATIONAL SERVICES, INC.

____________________________________	By:_________________________________
[**Name**]	Printed Name: _______________________
Title: ______________________________